Morgan, Lewis & Bockius llp 1111 Pennsylvania Avenue, NW Washington, DC 20004-2541 www.morganlewis.com
FORM OF OPINION
[•], 2021

Board of Trustees
Listed Funds Trust
c/o U.S. Bank Global Fund Services
615 East Michigan Street
Milwaukee, Wisconsin 53202

Board of [Directors]
Collaborative Investment Series Trust
c/o Collaborative Fund Services
125 Greenwich Avenue
Greenwich, Connecticut 06830

Re:    Agreement and Plan of Reorganization, dated [•] (the “Agreement”), adopted by the Board of Directors of Listed Funds Trust, a Delaware statutory trust (the “Acquiring Entity”) on behalf of its respective series identified on Exhibit A to the Agreement (the “Acquiring Funds”) and the Board of Directors of Collaborative Investment Series Trust, a Delaware statutory trust (the “Target Entity”) on behalf of its respective series identified on Exhibit A to the Agreement (the “Target Funds”).

Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 8.5 of the Agreement. You have requested our opinions as to certain U.S. federal income tax consequences of the reorganization of the Acquiring Funds and the Target Funds that will consist of, with respect to each Acquiring Fund and the corresponding Target Fund (as set forth in Exhibit A of the Agreement): (i) the Acquiring Fund acquiring the Assets (as such term is defined in Section 1.2(b) of the Agreement) of the Target Fund solely in exchange for shares of the corresponding Acquiring Fund of equal value to the net assets of the Target Fund being acquired and the assumption of the Liabilities (as such term is defined in Section 1.2(c) of the Agreement), and (ii) the Target Fund immediately distributing such shares of the Acquiring Fund to shareholders of the Target Fund, in complete liquidation of the Target Fund, all upon the terms and conditions set forth in the Agreement (the foregoing transactions with respect to each Acquiring Fund and the

Boards of [Trustees]
corresponding Target Fund, are referred to herein as the “Reorganization,” and together, the “Reorganizations”).
In rendering our opinions, we have reviewed and relied upon (a) the Agreement, (b) certain representations concerning the Reorganization made to us by the Acquiring Entity and the Target Entity in letters dated [•], 2021 (the “Representation Letters”), (c) the Acquiring Entity’s Registration Statement filed on Form N-14 (the “Registration Statement”), (d) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, and (d) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. In our review, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other documents supplied to us. All terms used herein, unless otherwise defined, are used as defined in the Agreement.
For purposes of our opinions, we have assumed (i) that all representations set forth in the in the Representation Letter will be true and correct in all material respects as of the Closing Date (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification) and (ii) that the Acquiring Funds and the Target Funds, as of the Closing Date of the Reorganizations, all satisfy and, following the Reorganizations, the Acquiring Funds will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (“RIC”).
Based on the foregoing, and provided the Reorganizations are carried out in accordance with the laws of the State of [Delaware], the Agreement and the Representation Letter, it is our opinion that, with respect to each Reorganization:
(a)The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of the applicable Target Fund

Boards of [Trustees]
and the corresponding Acquiring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;
(b)No gain or loss will be recognized by the Target Fund upon the transfer of all the Assets of the Target Fund to the Acquiring Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the Liabilities of the Target Fund, or upon the distribution of the shares of the Acquiring Fund to the applicable Target Fund Shareholders, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code;
(c)The tax basis in the hands of the Acquiring Fund of each Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer;
(d)The holding period in the hands of the Acquiring Fund of each Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization, other than Assets with respect to which gain or loss is required to be recognized, will include the Target Fund’s holding period for such Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset);
(e)No gain or loss will be recognized by the Acquiring Fund upon its receipt of all the Assets of the Target Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the Liabilities of the Target Fund as part of the Reorganization;
(f)No gain or loss will be recognized by the applicable Target Fund Shareholders upon the exchange of their shares of the Target Fund for shares of the Acquiring Fund as part of the Reorganization (except with respect to cash received by applicable Target Fund Shareholders in redemption of fractional shares prior to the Reorganization);

Boards of [Trustees]
(g)The aggregate tax basis of the shares of the Acquiring Fund Shares each Target Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the shares of the Target Fund exchanged therefor;
(h)Each Target Fund Shareholder’s holding period for the shares of the Acquiring Fund received in the Reorganization will include the Target Fund Shareholder’s holding period for the shares of the Target Fund exchanged therefor, provided that the Target Fund Shareholder held such shares of the Target Fund as capital assets on the date of the exchange;
(i)The Acquiring Fund will succeed to and take into account those tax attributes of the Target Fund that are described in Section 381(c) of the Code subject to the conditions and limitations specified in the Code, the regulations thereunder, and existing court decisions and published interpretations of the Code and regulations; and
(j)The taxable year of the Target Fund will not be required to end solely as a result of the Reorganization.
Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganizations on the Target Funds, Acquiring Funds or any Target Fund shareholder with respect to any asset as to which unrealized gains and losses are required to be recognized for U.S. federal income tax purposes under a mark-to-market system of accounting.
Our opinions are limited solely to the Reorganizations. This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof and does not address any other U.S. federal, or any state, local, or foreign, tax consequences of a Reorganization or any other action (including any taken in connection therewith). It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Boards of [Trustees]
        Our opinions are conditioned upon the performance by the Fund, on behalf of the Acquiring Funds and the Target Funds, of its undertakings in the Agreement and the Representation Letters.

        Our opinions are being rendered to the Acquiring Entity on behalf of the Acquiring Funds and the Target Entity on behalf of the Target Funds, and may be relied upon only by the Acquiring Entity and the Acquiring Funds, and their Boards of Trustees, the Target Entity, the Target Funds, the shareholders of the Target Funds and the Acquiring Funds, and may not be relied upon by any other person or used for any other purpose without our express written consent.

We hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the Proxy Statement/Prospectus headings [“The Plan” and “Federal Income Tax Consequences of the Reorganization.”] In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Further, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,